Exhibit 4.70

THE SYMBOL “[***]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Beijing OrionStar Technology Co., Ltd.

Equity Transfer Agreement

This Equity Transfer Agreement (hereinafter referred to as the “Agreement”), dated November 30, 2023 (hereinafter referred to as the “Execution Date”), is signed and entered into by and among:

1. Beijing Kingsoft Internet Security Software Co., Ltd., a limited liability company organized in accordance with the laws of the People’s Republic of China (hereinafter referred to as “China”, which, for the purpose of this Agreement, excludes the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan) with its registered office at [***] (hereinafter referred to as the “Kingsoft Security” or the “Transferee”);

2. Beijing Kangyuan Tongxin Management Consulting Center (Limited Partnership), a limited partnership established in accordance with the laws of China, with its registered office at [***] (hereinafter referred to as the “Kangyuan Tongxin”);

3. Beijing Kangzheng Tongxin Management Consulting Center (Limited Partnership), a limited partnership established in accordance with the laws of China, with its registered office at [***] (hereinafter referred to as the “Kangzheng Tongxin”, together with Kangyuan Tongxin, individually or collectively, as the “Transferors”);

4. Beijing OrionStar Technology Co., Ltd., a limited liability company organized in accordance with the laws of the People’s Republic of China, with its registered office at [***] (hereinafter referred to as the “Company”);

In this Agreement, the signatories above are collectively referred to as the “Parties” and individually as the “Party”.

WHEREAS:

1. Beijing OrionStar Technology Co., Ltd. stands as a limited liability company under China’s laws, bearing the unified social credit code 91110107MA008AYB44 (hereinafter referred to as the “Company”, collectively referred to with its directly and indirectly controlled subsidiaries and branches as the “Group Companies”).

2. As of the execution date of this Agreement, the Company’s registered capital amounts to CNY 31,826,676. The registered capital subscribed by each shareholder of the Company and the proportion of equity held in the Company are as follows:

Shareholder	Subscribed Registered Capital (Unit: CNY)	Proportion of Equity
Beijing Kingsoft Security Software Co., Ltd. (“Kingsoft Security”)	20,010,910	62.8746%
Beijing Orion Growth Technology Center (Limited Partnership)	7,810,231	24.5399%
Tianjin Purple Cow Startups Assets Management Partnership (Limited Partnership)	181,800	0.5712%

Exhibit 4.70

Shareholder	Subscribed Registered Capital (Unit: CNY)	Proportion of Equity
Future Capital Discovery Fund II, L.P.	45,455	0.1428%
Beijing Kangyuan Tongxin Management Consulting Center (Limited Partnership)	971,622	3.0529%
Beijing Kangzheng Tongxin Management Consulting Center (Limited Partnership)	31,137	0.0978%
West Origin Orion LP	1,851,091	5.8162%
Norma (Shanghai) Investment Consulting Co., Ltd.	111,825	0.3514%
Duan Liping	660,242	2.0745%
Nanchang Xinke Zhuxiang Venture Capital Center (Limited Partnership)	152,363	0.4787%
Total	31,826,676	=SUM(ABOVE)*100 \# "0%" 100%

3. The Transferors propose to transfer, and the Transferee intends to accept, all of the Transferors’ registered capital in the Company, in alignment with the terms and conditions of this Agreement.

4. [***]

Hence, after amicable negotiation, the Parties have agreed as follows:

1. Equity Transfer

1.1
Subject to the fullfillment or written waiver of all the conditions precedent set forth in Article 3 hereof (hereinafter referred to as the “Closing Conditions”), the Parties agree that the specific arrangements for this Equity Transfer (hereinafter referred to as the “Equity Transfer”) shall be as follows: (1) Kangyuan Tongxin shall transfer the paid-in registered capital of the Company held by it in the amount of CNY 971,622 (hereinafter referred to as the “Kangyuan Equity”) to the Transferee at the price of CNY 65,353,820.82 (hereinafter referred to as the “Kangyuan Equity Transfer Price”), (2) Kangzheng Tongxin shall transfer the paid-in registered capital of the Company held by it in the amount of CNY 31,137 (hereinafter referred to as the “Kangzheng Equity”, together with Kangyuan Equity, the “Target Equity”) to the Transferee at the price of CNY 2,518,592.49 (hereinafter referred to as the “Kangzheng Equity Transfer Price”, together with the Kangyuan Equity Transfer Price, the “Equity Transfer Price”).

1.2
[***]

2. Closing

2
2.1
The Transferee shall pay the Equity Transfer Price to each of the Transferors within 10 business days upon the fulfillment or written waiver by the Transferee of all conditions precedent set for in Article 3 (hereinafter referred to as the “Closing”, and the day on which the Closing takes place shall be referred to as the “Closing Date”). The receiving bank accounts of the Transferors are as follows:

Account name: [***]

Bank name: [***]

Account number: [***]

Account name: [***]

Bank name: [***]

Exhibit 4.70

Account number: [***]

2.2 From the Closing Date, the Transferee will assume and exercise all shareholder rights and obligations in accordance with applicable laws, regulations, the Sino-foreign equity joint venture agreement (hereinafter referred to as the “JV Agreement”) and the Company’s Articles of Association, as individually agreed upon by the Company and its shareholders, and the Transferors shall cease to be the shareholders of the Company and shall no longer assume the obligations of a shareholder.

2.3
On the Closing Date, the Transferors shall deliver to the Transferee the Termination of Director Appointment Letter for the director appointed by Kangyuan Tongxin on the condition that that the Transferee has fully paid the Equity Transfer Price.

2.4 The Transferors hereby confirm that there are no pending or potential disputes with the Company and/or shareholders of the Company, and from the date on which the Transferee has fully paid the Equity Transfer Price, the Transferors shall have no right to claim against the Company and/or shareholders of the Company with respect to their former equity interests in the Company or their former roles as the shareholders of the Company, except to request the Company to complete the amendment registration procedures with respect to the Equity Transfer in accordance with this Agreement.

2.5 The Parties agree to empower the Company with the responsibility to proceed with the registration and filling procedures in respect of all changes in relation to this Equity Transfer. For this purpose, the Parties shall provide the Company with the necessary cooperation and assistance, including but not limited to signing and submitting the necessary documents, providing all necessary materials, and taking other necessary actions and measures. The Company shall complete the amendment registration procedures in connection with the Equity Transfer prior to January 22, 2024.

3. Closing Conditions

3.1 The Closing shall be subject to the fulfillment or written waiver by the Transferee of the following conditions, either before or on the Closing Date:

3.1.1 All statements and guarantees provided by the Transferors hereunder are true, accurate, complete and not misleading as of the Closing Date;

3.1.2 Any undertakings and obligations of Transferors stipulated under this Agreement, which are to be adhered to or performed by the Closing Date, have been fulfilled;

3.1.3 The Parties shall have executed and delivered this Agreement;

3.1.4 The Company’s Board of Directors shall have passed a resolution approving the Equtiy Transfer.

3.2 The Closing shall be subject to the fulfillment or written waiver by the Transferors of the following conditions, either before or on the Closing Date:

3.2.1 All statements and guarantees provided by the Transferee hereunder are true, accurate, complete and not misleading as of the Closing Date;

3.2.2 Any undertakings and obligations of Transferee stipulated under this Agreement, which are to be adhered to or performed by the Closing Date, have been fulfilled;

3.2.3 The capital structure of the Company remains unchanged from that described in Article 2 of the Whereas clauses hereof as of the Execution Date;

3.2.4 Except for the matters disclosed to the Transferors, there shall not have occurred any event or circumstance that shall have or would have any material adverse effect on the legal existence,

Exhibit 4.70

production management, business operation, financial condition or business reputation of the Group Companies compared with the date hereof.

4. Statements and Guarantees

4.1 Each Transferor hereby makes the following statements and guarantees to the Transferee as follows, and the statements and guarantees are true, accurate, complete and not misleading as of the Execution Date of this Agreement:

4.1.1 It is a legal entity duly established and validly existing under the laws of the jurisdiction of its incorporation, and may act independently as a subject of litigation;

4.1.2 It possesses all necessary capabilities, powers and authorizations to execute and perform this Agreement and has obtained all internal, third party and/or any governmental authority consents, approvals, and/or filings (if applicable) necessary for its execution and performance of this Agreement, the Agreement shall constitute its binding legal obligation;

4.1.3 Its execution in and fulfillment of the Transaction Documents will not result in (1) a violation of its constitutive documents, articles of association or other binding constitutional documents; (2)a breach of any contracts, agreements, or other legal document binding on it; nor (3) will it contravene any laws, regulations, departmental rule, normative documents, orders, or decisions of any administrative authorities, nor the ruling, award, or judgment of any arbitration institutions or judicial authorities;

4.1.4 It lawfully owns the Target Equity, with the Company’s registered capital corresponding to the Target Equity held by such Transferor being fully and validly paid in accordance with the Company’s Articles of Association. There exists no overdue, evaded, or falsely represented capital contribution;

4.1.5 There are no encumbrances such as mortgages, pledges, or other securities over the Target Equity held by such Transferor. There are no communal, sequestration, trusteeship, or other restrictions on rights (including any third-party claims, including those by governmental authorities, or any vote-by-proxy arrangements or voting right trust arrangements). Moreover, there are no nominee holdings, similar arrangements, disputes, or litigations.

4.2 The Transferee hereby makes the following statements and guarantees to the Transferors as follows, and the statements and guarantees are true, accurate, complete and not misleading as of the Execution Date of this Agreement:

4.2.1 It is a legal entity duly established and validly existing under the laws of the jurisdiction of its incorporation, and may act independently as a subject of litigation;

4.2.2 It possesses all necessary capabilities, powers and authorizations to execute and perform this Agreement and has obtained all internal, third party and/or any governmental authority consents, approvals, and/or filings (if applicable) necessary for its execution and performance of this Agreement, the Agreement shall constitute its binding legal obligation;

4.2.3 Its execution in and fulfillment of the Transaction Documents will not result in (1) a violation of its constitutive documents, articles of association or other binding constitutional documents; (2)a breach of any contracts, agreements, or other legal document binding on it; nor (3) will it contravene any laws, regulations, departmental rule, normative documents, orders, or decisions of any administrative authorities, nor the ruling, award, or judgment of any arbitration institutions or judicial authorities;

4.2.4 The source of the funds paid by the Transferee to the Transferors under this Agreement are legitimate.

5. Use of Name, Trade Name

Exhibit 4.70

5.1 Without the prior written consent of each Party and regardless of whether such other Party then holds, directly or indirectly, any equity interest in the Company, no other Party shall use, publish, reproduce, disseminate or display (public or private) (i) the name or logo of such Party or its affiliates, or (ii) the name, trademark or logo similar to the name or logo of such Party or its affiliates, in any marketing, advertising or promotional material or for any marketing, advertising or promotional purpose.

6. Confidentiality

6.1 “Confidential Information” hereunder refers to information related to the Agreement and its arrangements, which is not to be shared with any third parties unless in compliance with stipulated terms. This excludes information already publicly known not due to a violation of this Article. Despite the above, Kingsoft Security, along with its affiliates, is entitled to disclose notices about the Agreement’s transactions as per legal or regulatory obligations, including stock exchange rules (hereinafter referred to as “Kingsoft Security Notices”). The Transferors are prohibited from issuing any news releases (hereinafter referred to as the “Other News Releases”) without Kingsoft Security’s explicit prior written approval before the launch of Kingsoft Security Notices. Such releases must not contain information and contents beyond what Kingsoft Security has already disclosed in Kingsoft Security Notices.

6.2 The Parties agree not to disclose Confidential Information without prior written consent of each Party and will strive to ensure their directors, senior officers, managers, partners, members, employees, legal, financial and professional advisors and correspondent banks do not disclose any Confidential Information to third parties.

6.3 The breach of confidentiality shall not extend to the following scenarios:

6.3.1 Should a Party be required to disclose Confidential Information due to demands from a government, judicial authority, or securities regulator, such disclosure shall be limited strictly to the required extent of the request. The disclosing party is obligated to exert every reasonable effort to secure a protective order, seek confidential handling or find other proper remedies. Under these conditions, only the portion of the Confidential Information mandated by law shall be disclosed by the disclosing party. Furthermore, the disclosing party shall undertake reasonable measures to maintain the confidentiality of the disclosed information, as per the non-disclosing party’s reasonable requests; or

6.3.2 Disclosure shall be as mutually consented to in a written agreement by both Parties. A Party may disclose the terms of this Agreement with its existing and potential bona fide investors, employees, investment banks, borrowers, accountants, and lawyers, assuming these individuals or entities are bound by the proper and corresponding confidentiality obligations.

7. Termination

7.1 This Agreement may be terminated in writing mutually agreed by the Parties.

7.2 If the Closing Conditions set forth in Article 3 hereof fail to be fulfilled and fail to be waived by the entitled Party within 120 days from the execution date of this Agreement (or within an agreed-upon extended timeframe in writing by the Parties) due to reasons attributable to any Party, the counterparty who is not liable for the failure to fulfil the Closing Condition, shall have the right to terminate this Agreement by issuing a written notice to the other Parties; however, the termination shall not affect relevant Party’s right to request the Defaulting Party to bear liabilities for breach the provisions of this Agreement.

8. Liability for Breach of the Agreement

8.1 After execution of this Agreement, in the event any statements and guarantees made by either Party (hereinafter referred to as the “Defaulting Party”) prove to be untrue, false, incomplete, or

Exhibit 4.70

misleading, or if there is a failure in fulfilling the agreed-upon obligations, the Defaulting Party is obligated to compensate the other Party for all tangible losses incurred due to this breach.

8.2 If the Transferee fails to make the full payment of the Equity Transfer Price to the Transferors in accordance with this Agreement, the Transferee shall pay liquidated damages to the relevant Transferor in the amount of 0.05% of the outstanding amount for each day of delay, until the date on which such breach is rectified.

8.3 If, on the date on which Transferee makes full payment of the Equity Transfer Price to the Transferors, Kangyuan Tongxin fails to deliver the Termination of Director Appointment Letter to the Transferee in accordance with Article 2 of this Agreement titled “Closing”, Transferor in breach shall pay liquidated damages to the Transferee in the amount of 0.05% of the Equity Transfer Price paid by the Transferee for each day of delay, until the date on which such breach is rectified.

8.4 If the Company fails to complete the amendment registration for the Equity Transfer as scheduled in accordance with this Agreement, except as otherwise agreed upon by the Parties in writing for extension of the amendment registration, the Company shall pay liquidated damages to the relevant Transferor for such failure in completing the amendment registration on schedule at the rate of 0.02% of the Equity Transfer Price the relevant Transferor is entitled to hereunder for each day of delay. If the Transferors remain registered as the shareholders of the Company, which causes any other losses or potential risk to such Transferor, the Company shall be responsible to settle and reimburse such losses suffered by the Transferors as a result thereof.

9. Tax Liability

Each Party shall bear responsibility for all taxes, fees, and expenses arising from or related to this Agreement and the Equity Transfer therein. The Parties specifically confirm that, the Transferors shall be solely responsible for any of the taxes filing matters arising from the Equity Transfer.

10. Applicable Laws

The establishment, effect, interpretation, fulfillment, and resolution of disputes under this Agreement shall be governed by the laws of China.

11. Dispute Resolution

11.1 Any disputes arising from or related to this Agreement shall first resolved through amicable negotiations between the Parties. Should these disputes remain unresolved within 30 days following the initial notice of dispute by either Party, the dispute (including those concerning the validity or survival of this Agreement) shall be submitted for arbitration to China International Economic and Trade Arbitration Commission in accordance with the Commission’s then-current arbitration rules, and the arbitration shall be conducted in Beijing.

11.2 The arbitration award shall be final, binding upon the Parties, and subject to enforcement under the pertinent legal provisions.

11.3 Should the losing party neglect to adhere to the arbitration award, the prevailing party is entitled to seek enforcement from a court holding proper jurisdiction. Arbitration expenses (including reasonable attorney fees) shall be borne by the losing party, unless otherwise determined by the arbitration tribunal. In instances requiring judicial action to enforce the arbitration award, the Defaulting Party is liable for all associated reasonable costs, expenses, and reasonable attorney fees, including but not limited to costs incurred from any additional litigation or enforcement actions by attempts to execute the arbitration award.

11.4 During the arbitration, the Parties are obligated to fulfill the remaining parts of this Agreement, save for those under dispute in the arbitration.

12. General Terms

Exhibit 4.70

12.1 This Agreement is made in Chinese and the Chinese version shall prevail.

12.2 Any amendments to this Agreement or its annexes necessitate a written agreement by both Parties before coming into effect.

12.3 Annexes made in alignment with this Agreement are deemed an inseparable component of this Agreement, bearing equivalent legal effect with the remaining parts of this Agreement.

12.4 Should any provision of this Agreement become void or unenforceable due to any factors, the validity and enforceability of the remaining provisions remain unaffected. In the event that applicable laws and regulations impede the exercise of any rights conferred by this Agreement and its annexes, both Parties shall diligently pursue viable alternatives to fulfill those rights in compliance with applicable legislation.

12.5 Except as otherwise provided in this Agreement, the delay or failure of either Party in exercising any right, power, or remedy under this Agreement in the event of a breach or fault by the other Party shall not impair any such right, power, or remedy, nor shall it be construed as a waiver of any rights to compensation for such breach or fault, an acquiescence thereto, or a waiver of the right to compensation for any subsequent similar breach or fault.

12.6 This Agreement shall be effective upon affixation of signature by the legal representatives or authorized representatives and company seal of the Parties.

12.7 All notices hereunder must be written in Chinese. Except as expressly stipulated herein, notices shall be delivered via personal delivery, registered mail, facsimile, or email to the following designated addresses:

Transferee:

To: [***]

Address: [***]

E-mail: [***]

Kangyuan Tongxin:

To: [***]

Address: [***]

E-mail: [***]

Kanzheng Tongxin:

To: [***]

Address: [***]

E-mail: [***]

Notices under these terms shall be considered duly served in the following instances:

12.7.1 When notices are hand-delivered and receipt acknowledged in writing, delivery before 17:00 on a business day at the designated location will be considered effective at arrival, as proven by the written acknowledgment. However, deliveries made after 17:00 on a business day or at any time on a non-business day will be deemed effective at 09:00 on the subsequent business day;

12.7.2 For domestic deliveries within China using postage-paid postal express, notices will be regarded as delivered 5 business days following the mailing date;

12.7.3 For those sent from or to any location outside of China via postage-prepaid international express, notices will be deemed delivered 10 business days following the mailing date;

Exhibit 4.70

12.7.4 Notices dispatched via fax are considered served immediately upon transmission, confirmed by a successful transmission report and verbal confirmation of receipt and the sender must document this acknowledgment in writing and sign it. Should a fax be sent after 17:00 on a business day, or at any time on a non-business day at the recipient’s location, it will be regarded as served at 09:00 on the subsequent business day at the recipient’s location; or

12.7.5 Email notices are deemed effectively served when the sender’s email system confirms successful transmission;

12.7.6 During the term of this Agreement, either Party can change their notice-receiving address and related information via a 15-day advance written notice to the other Party.

12.8 This Agreement is executed in four counterparts, each Party holding one copy. Each copy shall be deemed an original and have equal legal effect.

12.9 Subject to the Criminal Law of the People's Republic of China, the Anti-Unfair Competition Law of the People's Republic of China, the Interim Provisions on Prohibition of Commercial Bribery and the relevant requirements for the anti-corruption work, the Parties undertake that they shall not take advantage of their positions to extort or illegally accept any property from or seek benefits for any other Parties to this Agreement, or illegally seek benefits for any other Parties to this Agreement. If any Party hereto breaches the above undertakings, the non-breaching Party shall have the right to pursue its legal liabilities in accordance with the laws and regulations. If any Party to this Agreement discovers any violation of this article by other Parties, it shall report through the reporting email set forth in this Agreement: [***].

12.10The term “Affiliate” hereunder, pertains to, in respect of any specific natural person, their spouse, offspring and their spouses, parents, the parents of their spouses, siblings and their spouses, as well as the siblings of their spouses and their spouses; In the case of other specific entity, “Affiliate” refers to any other entity which is, directly or through intermediaries, either controlled by, in common control with, or under the control of such entity by another entity. Additionally, it includes any entity that holds control over, is under the control of, or shares common control with the said entity.

12.11The terms “Control”, “Controlled by” and “Jointly Controlled by” hereunder indicate that, between two or more entities, one entity directly or indirectly possesses control or decision-making authority over the business or management of the other entities, or exercises control or decision-making rights over the other entities through a third party.

[No text below, Signature Page to the Equity Transfer Agreement Follows]

Exhibit 4.70

IN WITNESS WHEREOF, this Agreement is signed by both Parties on the date indicated at the beginning of this document.

Beijing Kingsoft Internet Security Software Co., Ltd.

(Seal)

Legal Representative or Authorized Representative: /s/ Sheng Fu

Exhibit 4.70

IN WITNESS WHEREOF, this Agreement is signed by both Parties on the date indicated at the beginning of this document.

Beijing Kangyuan Tongxin Management Consulting Center (L.P.)

(Seal)

Legal Representative or Authorized Representative: ____/s/_Zhang Meng____________

Exhibit 4.70

IN WITNESS WHEREOF, this Agreement is signed by both Parties on the date indicated at the beginning of this document.

Beijing Kangzheng Tongxin Management Consulting Center (L.P.)

(Seal)

Legal Representative or Authorized Representative: /s/ Li Chensong

Exhibit 4.70

IN WITNESS WHEREOF, this Agreement is signed by both Parties on the date indicated at the beginning of this document.

Beijing OrionStar Technology Co., Ltd.

(Seal)

Legal Representative or Authorized Representative: /s/ Liu Yuanyuan